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                               General Mills, Inc.

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


On September 14, 2000, General Mills, Inc. issued the following press release and delivered, during the conference call/webcast referenced in the press release, the prepared remarks set forth following the text of the press release:

            FOR IMMEDIATE RELEASE

            September 14, 2000

                                    Contacts:
                                    (Analysts) Kris Wenker (763) 764-2607
                                    (Media) Tom Forsythe (763) 764-6364

                 GENERAL MILLS EARNINGS PER SHARE UP 10 PERCENT
                          IN FISCAL 2001 FIRST QUARTER

                      SALES GREW 6 PERCENT TO $1.67 BILLION

      MINNEAPOLIS, MINN.---General Mills today reported record results for its fiscal 2001 first quarter. Diluted earnings per share were 55 cents, up 10 percent from the 50 cents per share earned in the same period last year. Diluted earnings per share excluding goodwill amortization also grew 10 percent to 57 cents. For the 13-week period ended Aug. 27, 2000, earnings before interest and taxes increased 8 percent to $296 million. Interest expense in the quarter was higher, due to increased debt levels associated with prior year acquisitions and share repurchase activity. As a result, earnings after tax were essentially even with last year's at $159 million. First-quarter sales grew 6 percent to $1.67 billion.

      Chairman and Chief Executive Officer Steve Sanger said the first-quarter results represented a good start to the year. "General Mills' current businesses are continuing to deliver excellent topline and bottomline growth. These first-quarter results put us on track to meet our full-year financial objectives," Sanger said.


U.S. Operations
---------------

First-quarter domestic unit volume grew more than 7 percent. That gain included 5 percent volume growth from the company's established businesses, and 2 percentage points of incremental volume growth from the Gardetto's and Small Planet Foods businesses acquired in fiscal 2000.

      Domestic noncereal volume grew 12 percent in the quarter, 8 percent excluding acquisitions. The company's convenience foods business (snacks and yogurt) led this growth with a 20 percent unit volume increase. In yogurt, strong growth for core Yoplait and Yoplait Go-

Gurt brands drove double-digit gains in both shipments and retail volume. Yoplait and Colombo increased their leadership dollar share 2 points to 35 percent for the quarter. Snacks volume also grew at a double-digit pace, on the strength of good growth for Chex Mix, Nature Valley granola bars and fruit snacks. Combined unit volume for Betty Crocker baking products, side dish and dinner mixes was down 1 percent. Volumes for family flour and baking mixes were lower, and Betty Crocker dessert mix shipments were down slightly, but first-quarter consumer movement for desserts was up 3 percent. Unit volume for Helper dinner mixes increased 8 percent, led by 7 percent growth from the core Hamburger Helper line. Foodservice unit volume was up 14 percent, with continued good growth for cereals, refrigerated yogurt and snacks, including the incremental contribution from Gardettos. Strong growth for General Mills brands in convenience stores also contributed to that foodservice volume gain.

      Big G's first quarter comparison was particularly difficult. Last year's first quarter included introductory marketing activity for three new products, which fueled a 3 percent increase in shipments and a 7 percent consumer volume gain. In the current year's first quarter, Big G shipments were up slightly and retail pound volume was down 5 percent. As a result, Big G's pound market share for the quarter decreased 1 point to 25 percent. These declines reflect a lower contribution from new products. However, market share for Big G's top 10 established brands grew slightly, led by Cheerios, Cinnamon Toast Crunch and Lucky Charms. At the end of the quarter, two new Big G products began shipping regionally: Milk n' Cereal Bars and Harmony, a cereal designed to meet the unique nutritional needs of women. These new products will contribute to Big G's volume and market share for the remainder of fiscal 2001.


International Operations
------------------------

Combined unit volume for the company's international operations grew 11 percent in the first quarter. Snack Ventures Europe (SVE), the company's joint venture with PepsiCo, posted a first-quarter volume gain of 13 percent. That gain was driven by good performance in SVE's core markets and the venture's continued recovery in Russia. Cereal Partners Worldwide (CPW), the company's joint venture with Nestle, posted a 3 percent volume increase. CPW recorded good volume gains in a number of its key markets across Europe, Latin America and Asia. In the U.K., CPW's volume was down slightly due to lower private label shipments, but volume for its U.K. branded business was up 8 percent. Earnings after tax from the company's joint ventures were $3.0 million, compared to $3.5 million last year. For the company's wholly-owned food business in Canada, first-quarter volume increased 15 percent. That growth was led by a 7 percent increase in cereal shipments and strong growth for snacks.

Shares Outstanding
------------------

As a result of the company's ongoing share repurchase program, average basic shares outstanding for the quarter totaled 283.7 million this year, 7 percent lower than the 304.2 million average a year earlier. Average diluted shares outstanding declined 8 percent to 290.5 million. During the quarter, General Mills repurchased approximately 3.6 million shares of common stock. Interest expense for the quarter totaled $54.8 million, up $22.1 million versus the prior year, reflecting the impact of higher debt levels associated with prior year acquisitions and the repurchase of 23.2 million shares of General Mills common stock last year.


Outlook
-------

Looking ahead to the remainder of fiscal 2001, Sanger said, "We're encouraged by this strong start, as our current businesses remain on track to deliver double-digit EPS growth for the year. We continue to expect that the previously announced Pillsbury acquisition will be completed before the end of the calendar year. We are making good progress on our plans for a rapid and smooth integration, and we continue to expect the addition of Pillsbury's businesses to provide new platforms for innovation, to unlock supply chain and administrative synergies, and to accelerate our topline and bottomline growth."

General Mills will hold a conference call and webcast to discuss first quarter results today at 9 AM EDT. To access the webcast, log on to General Mills corporate home page at www.generalmills.com.


This press release contains forward-looking statements based on management's current expectations and assumptions. Such statements are subject to certain risks and uncertainties that could cause actual results to differ. In particular, our predictions about the Pillsbury acquisition could be affected by regulatory and stockholder approvals; integration problems; failure to achieve synergies; unanticipated liabilities; inexperience in new business lines; and changes in the competitive environment. In addition, our future results also could be affected by a variety of factors such as: competitive dynamics in the U.S. ready-to-eat cereal market, including pricing and promotional spending levels by competitors; the impact of competitive products and pricing; product development; actions of competitors other than as described above; acquisitions or disposals of business assets; changes in capital structure; changes in laws and regulations, including changes in accounting standards; customer demand; effectiveness of advertising and marketing spending or programs; consumer perception of health-related issues; economic conditions, including currency rate fluctuations. The company undertakes no obligation to publicly revise any forward-looking statements to reflect future events or circumstances.


General Mills filed a preliminary proxy statement on Schedule 14A with the United States Securities and Exchange Commission (the "SEC") on August 22, 2000 in connection with two proposals relating to General Mills' proposed acquisition of Pillsbury to be submitted to General Mills stockholders for approval. Stockholders of General Mills are urged to read the definitive proxy statement when it becomes available because it will contain important information. Investors and stockholders may obtain a free copy of the definitive proxy statement when it becomes available at the SEC's website at www.sec.gov. General Mills and its directors and executive officers may be deemed to be participants in the solicitation of proxies to approve the proposals relating to the proposed transaction. The preliminary proxy statement on Schedule 14A filed with the SEC contains information on General Mills directors' and executive officers' ownership of General Mills common stock.


                               GENERAL MILLS, INC.
                       CONSOLIDATED STATEMENTS OF EARNINGS
                (Unaudited) (In Millions, Except per Share Data)

                                                   13 Weeks Ended
                                              Aug 27,        Aug 29,
                                                 2000          1999

     Sales                              $     1,674.9   $   1,573.6
     Costs & Expenses:
     Cost of sales                              653.3         621.4
     Selling, general and administrative        725.5         677.2
     Interest, net                               54.8          32.7
     Total Costs and Expenses                 1,433.6       1,331.3
     Earnings before Taxes and
        Earnings from Joint Ventures            241.3         242.3
     Income Taxes                                85.4          87.3
     Earnings from Joint Ventures                 3.0           3.5
     Net Earnings                       $       158.9   $     158.5
     Earnings per Share - Basic         $         .56   $       .52
     Average Number of Shares                   283.7         304.2
     Earnings per Share - Diluted       $         .55   $       .50
     Average Number of Shares -
        Assuming Dilution                       290.5         314.2

Note: All share and per share data have been adjusted for the two-for-one stock split effective November 8, 1999.



                               GENERAL MILLS, INC.
                      CONSOLIDATED CONDENSED BALANCE SHEETS
                                  (In Millions)

                                      (Unaudited)  (Unaudited)
                                         Aug 27,      Aug 29,     May 28,
                                            2000         1999        2000
     ASSETS
     Current Assets:
      Cash and cash equivalents       $     53.2   $    46.0   $     25.6
      Receivables                          555.5       522.0        500.6
      Inventories                          557.9       510.1        510.5
      Prepaid expenses and other            78.4        77.4         87.7
      Deferred income taxes                 65.9        98.3         65.9
      Total Current Assets               1,310.9     1,253.8      1,190.3
      Land, Buildings and Equipment      2,992.6     2,810.1      2,949.2
      Less accumulated depreciation     (1,571.4)   (1,459.2)    (1,544.3)

      Net Land, Building and Equipment   1,421.2     1,350.9      1,404.9
      Intangibles                          870.4       838.6        870.3
      Other Assets                       1,166.7     1,061.0      1,108.2
      Total Assets                    $  4,769.2   $ 4,504.3   $  4,573.7

     LIABILITIES AND EQUITY
     Current Liabilities:
      Accounts payable                $    616.7   $   678.1   $    641.5
      Current portion of debt              367.7       129.6        413.5
      Notes payable                      1,153.3       751.1      1,085.8
      Accrued taxes                        177.7       184.7        104.9
      Other current liabilities            264.9       274.8        283.4
      Total Current Liabilities          2,580.3     2,018.3      2,529.1
      Long-term Debt                     1,917.9     1,687.3      1,760.3
      Deferred Income Taxes                302.2       293.6        297.2
      Deferred Income Taxes-Tax Leases      90.0       111.5         89.8
      Other Liabilities                    180.8       177.3        186.1
      Total Liabilities                  5,071.2     4,288.0      4,862.5
      Stockholders' Equity:
      Common stock                         696.2       666.2        680.6
      Retained earnings                  2,194.8     1,902.7      2,113.9
      Less common stock in treasury     (3,051.0)   (2,222.1)    (2,934.9)
      Unearned compensation                (63.5)      (69.1)       (62.7)
      Accumulated other
         comprehensive income              (78.5)      (61.4)       (85.7)
      Total Stockholders' Equity          (302.0)      216.3       (288.8)
      Total Liabilities and Equity    $  4,769.2  $  4,504.3   $  4,573.7



                                * * * * * * *

                               SEPTEMBER 14. 2000
                  CONFERENCE CALL PREPARED REMARKS (K. Wenker)


I.    Introductory Remarks

      Good morning, everybody. I'm here with Jim Lawrence, Executive Vice President and Chief Financial Officer for General Mills. We're pleased you could join us for this conference call on our first-quarter results.

      You already have the key information on our first quarter, which was disclosed in the press release issued over the wire services earlier today. I'd like to begin this call with some comments on the quarter. Then I'll turn the speakerphone over to Jim, who will give you an update on current business trends, and the Pillsbury transaction. Following those remarks, we'll take questions.

      Before we get going, let me give you the standard reminder that our discussion will include forward-looking statements, which are based on management's current views and assumptions. Please refer to today's press release for cautionary statements regarding forward-looking information.


II.   First Quarter Summary

      Let's start with earnings results for the quarter:

      o General Mills earned 55 cents per diluted share, a gain of 10 percent from 50 cents last year.

      o  This was a penny better than the First Call consensus estimate.

      o More important, the quarter represents a continuation of the consistent double-digit EPS growth we've been delivering in recent years----and it's a good start to our 2001 fiscal year.

      o Let me add for those pioneers already tracking diluted EPS before goodwill amortization, that number was 57 cents for the quarter, up from 52 cents a year ago.


III.  Income Statement Components

      A. Our EPS growth was generated by good performance on the top line. Reported sales grew 6%, on top of 7% growth in last year's first quarter.

           o Unit volume gains by established businesses accounted for more than 5 points of this year's sales growth.

           o About 2 points of sales growth came from new businesses. Principally, I'm referring to the two businesses we acquired last year---Gardetto's snacks and Small Planet organic foods. But our new 100% owned businesses in Mexico and China also contributed incremental sales.

           o Sales mix was a slight negative in the quarter, as our strongest volume gains came from businesses other than cereal and baking products.

      B. Volume growth from our established businesses was widespread. In the U.S., our non-cereal businesses posted a collective 8 percent unit volume gain excluding acquisitions, and Big G cereal shipments were up slightly.

           This was pretty solid performance year-over-year, since our cereal and non-cereal volumes both grew 3 percent in last year's first quarter.

      C. Moving down the income statement, you saw cost of goods at 39% of sales. That was 50 basis points better than last year's level, due to good operating leverage from unit volume growth and favorable raw material costs.

      D. Our SG&A for the quarter totaled 43.3% of sales, up 30 basis points versus last year.

           o That's not due to marketing spending: Our overall trade and consumer marketing spending was basically flat as a percent of sales, and Big G spending was lower in the quarter, because their level of new-product activity in the period was significantly lower.

           o So the slight up-tick in SG&A reflects miscellaneous small factors, such as the high administrative-expense-to-sales ratios realized by our start-up businesses in Mexico and China, and slightly higher customer freight charges.

      E. Netting out cost of goods and SG&A, our earnings before interest and taxes was $296 million. That's up 8 percent from a year ago, and represents a 20 basis-point improvement in our operating margin, to 17.7%.

      F. Interest expense was up significantly for the quarter, in line with our previous guidance to you. The increase relates to higher debt levels associated with acquisitions and our repurchase of 23.2 million shares last year.

      G. The effective tax rate for the quarter was 35.4%. That's lower than last year's first quarter, but consistent with our tax rate for the full 2000 fiscal year.

           o Looking ahead, when our acquisition of Pillsbury is completed, the goodwill created by that purchase will be non-tax deductible. That means our book tax rate for full 2001 fiscal year will be higher---we'd estimate about 40 percent.

           o Absent the impact of the goodwill, we'd currently estimate an effective tax rate of about 36% for fiscal '01, and we'll work to lower that effective rate going forward.

      H. Let me move on to the joint venture line of the income statement. Our international JVs are off to a good start in fiscal 2001.

           o SVE unit volume was up 13 percent for the first quarter, with modest growth in core western European markets and strong year-over-year growth in Russia.

           o CPW unit volume grew 3 percent in the quarter--that was on top of 9 percent growth a year ago. Gains in France, Spain, Portugal, Mexico and Brazil led this performance.

               o In the United Kingdom, CPW's overall unit volume was down slightly on lower private-label shipments, but CPW branded cereals posted 8% volume growth and continued share progress.

           o After-tax joint venture earnings totaled $3 million. Those profits are slightly below the prior year, when JV profits grew 35%. This is primarily due to timing differences in marketing spending, and foreign exchange impact.

      I. In total, General Mills' earnings after tax were essentially unchanged year-over-year, as our 8% operating profit growth was offset by higher interest expense.

      J. The 10% earnings per share gain reflects the impact of our stock repurchases. Average diluted shares were down 8% to 290.5 million. Basic shares outstanding as of the end of the quarter were 282.8 million.


IV.   Balance Sheet Comments

      Let me shift from the income statement to the balance sheet, where I'll make just a couple of comments.

      o On the asset side, you saw our receivables up about $33 million versus a year ago. That's attributable to the overall growth of the business, and to strong Big G sales growth in August driven by a popular computer-game software offer that we ran on our packages.

      o Inventories were up about $ 48 million. More than 80% of that increase relates to acquired businesses---Gardettos and Small Planet. (In addition to the incremental finished goods inventory, late summer is obviously a time of seasonally peak raw material inventories for Small Planet's organic product lines.)

      o On the liabilities side, accounts payable were down about $60 million. That's due to lower grain payables, and lower trade payables, consistent with the lower levels of new-product marketing activity we've talked about.

      With that, I'll turn this call over to Jim for some comments on current business trends.


V.    Business Trends

      Thanks, Kris and good morning everyone. Let me quickly update you on our major operating units.

      A. Yogurt continues to be our fastest-growing business. As you saw in the release, unit volume for Yoplait and Colombo was up double-digit again in the first quarter.

           o One key driver of that growth is Go-Gurt. Baseline---or nonpromoted---volume for this product continues to grow. In addition, some of Go-gurt's volume in the quarter was incremental, since we didn't expand into the last 40% of the country until the fall of 1999.

           o We've been continually adding tube packaging capacity--and have now begun shipping new Yoplait Expresse to its first markets. We're excited about the prospects for this "adult-targeted" companion to Go-Gurt.

           o These new products aren't the only growth engines in our yogurt business. Yoplait's core product lines posted 14% volume growth in the quarter.

           o Reflecting these strong shipment trends, Nielsen-measured consumer takeaway for our yogurt products was up 23% in the period. And category volume is growing 15% percent in our fiscal year-to-date.


      B. Snack shipments were up 18 percent overall, with good gains from established businesses and incremental volume from Gardetto's.

           o Fruit snacks posted strong growth, driven by the success of 3 new SKUs featuring popular Disney characters.

           o Nature Valley granola bars posted another quarter of double-digit growth, including good performance for a new Maple Brown Sugar variety.

           o Chex Mix volume was up double-digit, too, Bugles shipments grew 4% over the prior year's, as renewed advertising is stimulating good baseline growth for this business.


      C. For our Betty Crocker businesses, combined unit volume was down 1% in the quarter.

           o Our dinner mix volume grew 8 percent, with the Hamburger Helper line up 7 percent and continued good performance from Chicken Helper. New Helper SKUs introduced in the first quarter have received excellent retailer acceptance. And the $550 million add-meat dinner mix category is continuing to show good growth, fueled by new product activity.

           o During the quarter, we introduced our new line of Bowl Appetit meals---a 5-minute heat-and-eat lunch for busy consumers. We've gotten excellent retail acceptance for this new line, too. Media support has just started, and should help sustain the good early momentum we've seen on this business.

           o Baking products volume was down slightly in the quarter, primarily due to declines for family flour and Bisquick baking mix. Dessert shipments were slightly lower, but Nielsen-measured consumer takeaway was up 3% and our market share increased to 42%.


      D. Foodservice volume grew 14% overall, and 9% percent excluding Gardetto's. The strongest contributors to our established business growth were snack products, cereal and refrigerated yogurt.

VI.   Big G Cereals

      A. For Big G cereals, the quarter was a tough comparison. As Kris said earlier, shipments grew 3% a year ago. Consumer takeaway was even stronger---up 7% last year, driven by introductory marketing for 3 new cereals.


      B. Against those comparisons, our shipments grew slightly above last year's, but our Nielsen-measured consumer volume was down 5%.

           o New product consumer volume was down significantly, for two reasons. First, we were anniversarying peak introductory merchandising last year. Second, this year's new Harmony cereal and Big G Milk `n Cereal bars only began shipping at quarter-end---and only into a portion of the country. They'll be contributors going forward.

           o While new product activity was lower, Big G's top 10 established brands outperformed the market in the quarter, and their combined share was up slightly.


      C. For the category, volume declined nearly 2% in the quarter. Big G's share of category volume was 90 basis points lower year-over-year, at 25.3%. Our share of category dollar sales was 31.4%.


      D. I've seen First Call notes from some of you questioning whether Big G selling prices were lower in the quarter. In fact, Nielsen shows our average unit price up by better than a nickel for the period.

           o That's consistent with our merchandising strategy. Many of you have probably seen the CD-Rom game software offer we currently have out in the stores. This consumer promotion is another example of the "visible value" promotion strategy we've talked about with you before.

           o This offer has been a real hit with consumers---you can see that in our August results---and visible value offers like this result in higher quality merchandising levels---but at higher price points.

      E. In short, with quarterly shipments skewed more toward established brands than new products, and with average unit prices up and trade spending down, Big G posted a high single-digit operating profit gain for the quarter.


These results are consistent with the fiscal 2001 expectations for Big G that we shared with you back in June. We said our plans don't count on any growth in Big G shipments in the first half, but we do expect to report volume, share and profit growth for the full year. These are still our plans for fiscal 2001.

To summarize, General Mills' current businesses are off to a good start in fiscal 01, and remain on track to achieve their goal of low double-digit EPS growth for the full year.

Of course, we're expecting to add the Pillsbury businesses to our portfolio at mid fiscal year. Let me give you a quick summary of our progress on that transaction.


VII.  Pillsbury Update

           o We're right on track with our previously announced plans to complete this transaction by calendar year-end. As we announced on August 31st, we did get a request from the FTC for additional information, but that request was anticipated.

           o I know many of you have reviewed the preliminary proxy statement for this transaction, which was filed with the SEC on August 22nd. The SEC is currently reviewing that statement. When they are finished, we will be able to set the date for our special shareholder meeting and mail copies of the final proxy to all General Mills shareholders.

           o We're working closely with Pillsbury to plan for the integration of our businesses when the deal is completed. This planning process is moving rapidly---again, right on track with our expectations.

      o We're pleased with the recent business trends in Pillsbury's core North American businesses. Several innovative new products, including Pillsbury Ready-to-Bake refrigerated cookie dough, and Toaster Bagels, are currently entering the market and additional new product activity is planned later in the year.

      o In summary, we feel increasingly excited about the accelerated growth prospects we see for the new General Mills.

                That completes my prepared remarks, and now Kris and I would be happy to try to answer any questions you have.

                Operator, could we have the first question?